EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-58296 and 333-65776) and related prospectuses of Insight Communications Company, Inc. for the registration of up to $1 billion in aggregate offering price in various combinations of its Class A Common Stock, preferred stock, debt securities, warrants or subscription rights and the Registration Statements (Form S-8, Nos. 333-57808 and 333-107666) pertaining to the Insight Communications Company, Inc. 1999 Equity Incentive Plan of our report dated March 7, 2005, except for Note 16, as to which the date is March 15, 2005, with respect to the consolidated financial statements of Insight Communications Company, Inc., and our report dated March 7, 2005 with respect to Insight Communications Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Insight Communications Company, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

New York, New York

March 15, 2005